Filed pursuant to Rule 424(b)(3)

Registration No. 333-259749

PROSPECTUS

132,632,441 Shares of Class A Common Stock

This prospectus relates to the resale of an aggregate of 132,632,441 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”) of SmartRent, Inc., a Delaware corporation, by the selling stockholders named in this prospectus (the “Selling Stockholders”). The securities offered hereunder consist of (i) 117,132,441 shares of our Class A Common Stock issued in connection with the Business Combination and (ii) 15,500,000 shares of our Class A Common Stock issued in the PIPE Transaction (each as defined below).

We are registering the resale of these securities to satisfy certain registration rights we have granted, including pursuant to (i) the Amended and Restated Registration Rights Agreement, dated as of August 24, 2021 (the “Registration Rights Agreement”), entered into by and among us, Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”) and certain stockholders of SmartRent.com, Inc., a Delaware corporation (“Legacy SmartRent”) and (ii) the Subscription Agreements, each dated as of April 21, 2021 (collectively, the “Subscription Agreements”) entered into by and between FWAA and certain qualified institutional buyers and accredited investors (the “PIPE Investors”) relating to the purchase of shares of our Class A Common Stock in private placements consummated in connection with the Business Combination (the “PIPE Transaction”).

The Selling Stockholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The Selling Stockholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Stockholders may sell their securities hereunder following the effective date of this registration statement.

The shares of our Class A Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “SMRT.” On September 9, 2022, the closing sale price per share of our Class A Common Stock was $3.05.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

We will not receive any proceeds from the resale of shares of our Class A Common Stock by the Selling Stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares of our Class A Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of our Class A Common Stock.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2022.

You should rely only on the information provided in this prospectus and the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

About this Prospectus

On August 24, 2021, we consummated the transactions contemplated by that certain Merger Agreement, dated as of April 21, 2021 (as amended, the “Merger Agreement”), by and among Fifth Wall Acquisition Corp. I, a Delaware Corporation (“FWAA”), Einstein Merger Corp. I, a Delaware corporation and wholly owned subsidiary of FWAA (“Merger Sub”), and Legacy SmartRent (the “Business Combination”). Upon the closing of the Business Combination, the surviving company, Legacy SmartRent, was renamed “SmartRent Technologies, Inc.” and the Company was renamed “SmartRent, Inc.”

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “SmartRent,” “our,” and the “Company” refer to SmartRent, Inc., a Delaware corporation, and where appropriate, its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell up to an aggregate of 132,632,441 shares of our Class A Common Stock from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the resale of shares of our Class A Common Stock by the Selling Stockholders

To the extent necessary, each time that the Selling Stockholders offer and sell securities, we or the Selling Stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any post-effective amendment prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Stockholders will not make an offer to sell the shares of our Class A Common Stock in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and any post-effective amendment is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any applicable prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any applicable prospectus supplement or any post-effective amendment may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any post-effective amendment. Accordingly, investors should not place undue reliance on this information.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, TM and SM symbols, but these parties will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Our forward-looking statements may include, but are not limited to, statements regarding our expectations, plans, beliefs or intentions regarding our future financial condition, results or operations, business strategy, objectives and prospects, and liquidity needs and sources. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our ability to:

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execute our business strategy;
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anticipate the uncertainties inherent in the development of new business lines and business strategies;
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manage risks associated with our third-party suppliers and manufacturers and partners for our products;
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produce or obtain quality products and services on a timely basis or in sufficient quantity;
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attract, train, and retain effective officers, key employees or directors;
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anticipate the impact of the coronavirus (including emerging variant strains, “COVID-19”) pandemic and its effect on our business and financial condition;
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manage risks associated with operational changes in response to the COVID-19 pandemic;
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develop, design, manufacture, and sell products and services that are differentiated from those of competitors;
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continue to develop new products and innovations to meet constantly evolving customer demands;
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accelerate adoption of our products and services;
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acquire or make investments in other businesses, patents, technologies, products or services to grow the business;
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enhance future operating and financial results;
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comply with laws and regulations applicable to our business, including privacy regulations;
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anticipate the significance and timing of contractual obligations;
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maintain key strategic relationships with partners and distributors;
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realize the benefits expected from the Business Combination;
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successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters;
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upgrade and maintain information technology systems;
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anticipate rapid technological changes; and
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meet future liquidity requirements and comply with restrictive covenants related to long- term indebtedness.

The forward-looking statements contained in this prospectus reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. There can be no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved. These forward- looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Summary of the Prospectus

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider before making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our Class A Common Stock, you should carefully read this entire prospectus, including the information described in the sections entitled “Risk Factors” and the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

Our Company

SmartRent is an enterprise real estate technology company that provides comprehensive management software and applications designed for property owners, managers and residents. Our suite of products and services, which includes both smart building hardware and cloud-based SaaS solutions, provides seamless visibility and control over real estate assets. Our platform lowers operating costs, increases revenues, mitigates operational friction and protects assets for owners and operators, while providing a differentiated, elevated living experience for residents. Through our central connected device, called SmartHub, we integrate our proprietary enterprise software with third-party smart devices and other technology interfaces through an open-architecture, brand-agnostic approach, which allows owners, operators, and residents to manage their smart home systems through a single connected interface. Our products and solutions include smart apartments and homes, access control for buildings, common areas, and rental units, asset protection and monitoring, parking management, self-guided tours, and community and resident Wi-Fi. We also have a professional services team operating across the United States through which we provide customers with installation, training, and support services.

We have designed our open-architecture, brand-agnostic smart home operating system to help the residential real estate industry become more efficient and effective. Importantly, our enterprise software integrates into most existing property management systems used by residential property owners and operators. With features speciﬁcally designed to increase productivity, while decreasing operating costs, we estimate that owners and operators can realize a 50% return on investment after installation of our smart home operating system.

We believe SmartRent is the category leader in the enterprise smart home solutions industry. As of June 30, 2022, our customers owned an aggregate of approximately 6.6 million units, including 1.3 million units owned by new customers obtained in the SightPlan acquisition. This represents approximately 15% of the U.S. market for institutionally owned multifamily rental units and single-family rental homes, and includes many of the top multifamily residential owners in the United States. In addition to multifamily residential owners, our customers include some of the leading homebuilders, single-family rental homeowners, and iBuyers in the United States.

We estimate that the U.S. market for residential real estate consists of approximately 44 million institutionally owned multifamily rental units and single-family rental homes as of June 30, 2022. While several of the top multifamily residential owners are current SmartRent customers, we believe that we have only begun to take advantage of the full market opportunity in residential and commercial real estate sectors and in domestic and international markets. For example, we recently adapted our software and applications to target new opportunities in other residential real estate sectors, including student housing, senior housing, and new construction homes. In addition, we believe there is significant potential for growth beyond residential real estate to other commercial real estate asset classes, including, among others, office, hotel, retail, industrial, and self-storage. Furthermore, we believe there is an attractive opportunity to expand our smart home solutions into other markets globally and have started pilot programs and/or developed partner relationships in the United Kingdom and Canada.

Corporate Information

We were incorporated under the laws of the state of Delaware on November 23, 2020 under the name Fifth Wall Acquisition Corp I. Upon the closing of the Business Combination, we changed our name to SmartRent, Inc. Our principal executive office is located at 8665 E. Hartford Drive, Suite 200, Scottsdale, Arizona 85255 and our telephone number is (844) 479-1555. Our website address is www.SmartRent.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

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the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus;
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering by FWAA (the “FWAA IPO”). However, if (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of

$700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

Issuer	SmartRent, Inc.
Shares of Class A Common Stock Offered by the Selling Stockholders	132,632,441 shares. See “Selling Stockholders.”
Class A Common Stock Outstanding	197,737,577 shares as of August 9, 2022, including 132,632,441 shares being offered by the Selling Stockholders.
Use of Proceeds

We will not receive any proceeds from the sale of shares of our Class A Common Stock by the Selling Stockholders. The Selling Stockholders will receive the net proceeds from the sale of shares of our Class A Common Stock covered by this prospectus, but we will pay certain expenses of this offering. See “Use of Proceeds.”

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before making a decision to invest in our Class A Common Stock.

Market for our Class A Common Stock	Shares of our Class A Common Stock are listed on the NYSE under the symbol “SMRT.”

Risk Factors

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. See “Where You Can Find More Information; Incorporation by Reference.” The risks and uncertainties described in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, they could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects, which in turn could materially and adversely affect the price of our Class A Common Stock and might cause you to lose all or part of your investment.

Use of Proceeds

All shares of our Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholders, except that in the event of an underwritten offering of their Class A Common Stock, we will pay the reasonable fees and expenses of one legal counsel for the Selling Stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.

Description of Securities

The following summary of the material terms of our common stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our third amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our common stock.

Authorized and Outstanding Stock

Our authorized capital stock consists of 500,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share. As of August 9, 2022 no shares of preferred stock were issued and outstanding and 197,737,577 shares of Class A Common Stock were outstanding. All shares are issued in uncertificated form.

Common Stock

Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Class A Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Class A Common Stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the common stock are subject to those of the holders of any shares of preferred stock that the Company’s board of directors (the “Board”) may authorize and issue in the future.

Preferred Stock

Under the terms of our Third Amended and Restated Certificate of Incorporation (the “Charter”), the Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on our Class A Common Stock, diluting the voting power of the common stock or subordinating the liquidation rights of our Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A Common Stock.

Dividends

Declaration and payment of any dividend is subject to the discretion of the Board. The time and amount of dividends is dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore do not anticipate declaring or paying any cash dividends on our Class A Common Stock in the foreseeable future.

Anti-Takeover Provisions

Our Charter and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Class A Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NYSE listing standards. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Charter provides that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Stockholder Action; Special Meetings of Stockholders

Our Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority interest in our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, our Charter provides that only the Chairperson of the Board, a majority of the Board, the Chief Executive Officer of the Company or the President of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (a) was a record stockholder both at the time of giving the notice and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary and (ii) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Our bylaws may be amended or repealed by a majority vote of the Board or by the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of the Board and at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of our Charter.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), subject to certain limited exceptions. In addition, we have entered into, or will enter into, indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law and our Charter and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Forum Selection

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on our behalf; (b) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (c) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, our Charter or bylaws; or (d) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Registration Rights Agreement and Subscription Agreements

At the closing of the Business Combination, we entered into the Registration Rights Agreement, pursuant to which, among other things, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, the shares of our Class A Common Stock that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement registering the resale of such shares of our Class A Common Stock within 45 days of the closing of the Business Combination. Up to twice in any 12-month period, certain stockholders of Legacy SmartRent and Sponsor stockholders may request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights Agreement) in an underwritten offering so long as the total offering price is reasonably expected to exceed $50.0 million. We also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

On April 21, 2021, we entered into the Subscription Agreements with the PIPE investors relating to the purchase of shares of our Class A Common Stock in the PIPE Transaction. Pursuant to the Subscription Agreements, we issued 15,500,000 shares of our Class A Common Stock to the PIPE Investors and agreed to register such shares for resale under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Class A Common Stock is listed on the NYSE. Under the symbol “SMRT.”

Selling Stockholders

This prospectus relates to the resale from time to time by the Selling Stockholders of up to an aggregate of 132,632,441 shares of our Class A Common Stock consisting of (i) 117,132,441 shares of our Class A Common Stock issued in connection with the Business Combination and (ii) 15,500,000 shares of our Class A Common Stock issued in the PIPE Transaction.

The Selling Stockholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, transferees, or other successors in interest who later come to hold any of the shares of our Class A Common Stock covered by this prospectus.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of our Class A Common Stock covered by this prospectus. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See the section entitled “Plan of Distribution.”

The following table sets forth certain information provided by or on behalf of the Selling Stockholders as of September 29, 2021, unless otherwise noted. The ownership percentages are based on a total of 197,737,577 shares of our Class A Common Stock outstanding as of August 9, 2022. For purposes of the table below, we have assumed that (i) after termination of this offering none of the shares of Class A Common Stock covered by this prospectus will be beneficially owned by the Selling Stockholders, (ii) the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering and (iii) the Selling Stockholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The Selling Stockholders named below and their permitted pledgees, donees, transferees or other successors may from time to time offer the shares of our Class A Common Stock covered by this prospectus:

	Number of Shares Beneficially Owned Before Resale of Shares Offered Hereby		Maximum Number of Shares Offered for Resale	Number of Shares Beneficially Owned After Resale of Shares Offered Hereby
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Real Estate Technology Ventures, L.P.(1)	30,129,921	15.2	30,129,921	—	*
Bain Capital Venture Fund 2019, L.P.(2)	19,132,251	9.7	19,132,251	—	*
Lucas Haldeman(3)	14,230,962	7.2	10,854,029	3,376,933	1.7
LEN FW Investor, LLC(4)	10,872,108	5.5	10,872,108	—	*
Fifth Wall Acquisition Sponsor, LLC(5)	9,528,500	4.8	9,528,500	—	*
Real Estate Technology Ventures-A, L.P.(1)	6,925,506	3.5	6,925,506	—	*
RET VENTURES SPV I, L.P.(1)	5,623,264	2.8	5,623,264	—	*
Fifth Wall Ventures II, L.P.(5)	4,686,054	2.4	4,686,054	—	*
Opendoor Labs Inc.(6)	4,686,054	2.4	4,686,054	—	*
American Bankers Insurance Group, Inc.(7)	3,691,319	1.9	3,691,319	—	*
SOF-XII SR Holdings, L.P.(8)	3,000,000	1.5	3,000,000	—	*
Energy Impact Fund II LP(9)	2,343,024	1.2	2,343,024	—	*
BCIP Venture Associates II, L.P.(2)	1,946,413	*	1,946,413	—	*
D1 Capital Partners Master LP(10)	1,500,000	*	1,500,000	—	*
Spring Creek Capital, LLC(11)	1,500,000	*	1,500,000	—	*

Nine Four Ventures, LP(12)	1,370,939	*	1,370,939	—	*
Long Pond US Master, LP(13)	1,160,600	*	1,160,600	—	*
Ryan C. Best(14)	1,149,058	*	1,149,058	—	*
Connor N. Best(15)	1,149,053	*	1,149,053	—	*
Baron Small Cap Fund(16)	1,111,111	*	1,111,111	—	*
Long Pond Offshore Master, LP(17)	839,400	*	839,400	—	*
Baron Growth Fund(16)	740,741	*	740,741	—	*
BCV 2019-MD Primary, L.P.(2)	735,858	*	735,858	—	*
Castle Hook Master Fund Ltd.(17)	700,000	*	700,000	—	*
Conversant Opportunity Master Fund LP(18)	628,875	*	500,000	128,875	*
David Zelman(19)	586,699	*	392,591	194,108	*
Invitation Homes Operating Partnership
LP(20)	539,527	*	539,527	—	*
Real Estate Technology Ventures
Associates, L.P.(1)	526,135	*	526,135	—	*
Real Estate Technology Ventures II, L.P.(1)	468,604	*	468,604	—	*
Ghisallo Master Fund LP(21)	450,000	*	450,000	—	*
Blackstone Alternative Investment Funds(22)	400,000	*	400,000	—	*
RETV Grand Avenue Partners, LLC(23)	392,591	*	392,591	—	*
UDR, Inc.(24)	392,591	*	392,591	—	*
Essex Portfolio, L.P.(25)	392,591	*	392,591	—	*
FCT Fund LTD(26)	392,591	*	392,591	—	*
JAWS Equity Owner 53, LLC(27)	392,591	*	392,591	—	*
Integrated Core Strategies (US) LLC(28)	307,878	*	200,000	107,878	*
RWSC Ventures, GP(29)	300,000	*	300,000	—	*
Alyeska Master Fund, L.P.(30)	250,000	*	250,000	—	*
Luxor Capital Partners, LP(31)	207,880	*	207,880	—	*
BCIP Venture Associates II-B, L.P.(2)	158,127	*	158,127	—	*
Chesapeake Insurance Company(32)	150,000	*	150,000	—	*
Luxor Capital Partners Offshore Master
Fund, LP(31)	125,534	*	125,534	—	*
Valley National Bancorp(33)	117,151	*	117,151	—	*
Blackstone Alternative Investment Funds
PLC(34)	100,000	*	100,000	—	*
Luxor Wavefront, LP(31)	92,555	*	92,555	—	*
LVIP Baron Growth Opportunities Fund(16)	91,481	*	91,481	—	*
VY Baron Growth Portfolio(16)	56,667	*	56,667	—	*
Victor Coleman(35)	36,000	*	36,000	—	*
Alana Beard(36)	36,000	*	36,000	—	*
Wisdom Lu(37)	36,000	*	36,000	—	*
Angela Huang(38)	36,000	*	36,000	—	*
Luxor Gibraltar, LP(31)	14,532	*	14,532	—	*
Luxor Capital Partners Long, LP(31) Luxor Capital Partners Long Offshore Master Fund, LP(31)	7,128 2,371	* *	7,128 2,371	— —	* *

* indicates less than 1%

(1)
RETGP I is the general partner of RETV I and RET SPV I and may be deemed to have sole investment and voting power over the shares held by each of RETV I and RET SPV I. John Helm is the sole Managing Director of RET GP I and may be deemed to have voting and dispositive power over the shares held by each of RET Associates, RET Fund I, RET Fund I-A and RET SPV I. The address for these entities is c/o RET Ventures, 136 Heber Ave, Suite 304, Park City, UT 84060.
(2)
BCVI, the Executive Committee of which consists of Enrique Salem and Ajay Agarwal, is the ultimate general partner of each of BCV Fund 2019 and BCV MD Primary and governs the investment strategy and decision-making process with respect to investments held by BCIP Venture II and BCIP Venture II-B. As a result, each of BCVI and Messrs. Salem and Agarwal may be deemed to share voting and dispositive power with respect to the securities held by the Bain Capital Venture Entities. The address for the Bain Capital Venture Entities is c/o Bain Capital Venture Investors, LLC, 200 Clarendon Street, Boston, MA 02116.
(3)
As of September 1, 2022, Lucas Haldeman, our Chief Executive Officer and Chairman of the Board, beneficially owns 14,230,962 shares of our Class A Common Stock consisting of: (i) 11,012,025 shares of our Class A Common Stock, (ii) 2,132,420 shares of our Class A Common Stock subject to stock options with an exercise price of $0.47 per share that he has the right to acquire within 60 days of September 1, 2022, (iii) 1,063,140 shares of our Class A Common Stock subject to stock options with an exercise price of $0.64 per share that he has the right to acquire within 60 days of September 1, 2022, and (iv) 23,377 shares of Class A Common Stock issuable pursuant to vesting of restricted stock units within 60 days of September 1, 2022. The address of Lucas Haldeman is c/o SmartRent, Inc., 8665 E. Hartford Drive, Suite 200, Scottsdale, AZ 85255.
(4)
Each of LEN X, LLC and Lennar Corporation have shared voting and dispositive power over the shares held by LEN FW Investor, LLC. The address for LEN FW Investor, LLC is 700 Northwest 107th Avenue, Miami, FL 33172.
(5)
(i) Each of the Fifth Wall Fund II Entities may be deemed to share beneficial ownership of the Fifth Wall Fund II Shares held directly by Fifth Wall Fund II and (ii) Sponsor, Mr. Wallace and Mr. Mykhaylovskyy may be deemed to share beneficial ownership of the Sponsor Shares held directly by Sponsor. Each of the Fifth Wall Fund II Entities, Sponsor and the Fifth Wall Members expressly disclaims beneficial ownership of any such securities except to the extent of their pecuniary interest therein. Without limiting the foregoing, (i) Fifth Wall Fund II expressly disclaims beneficial ownership of the Sponsor Shares held by Sponsor, (ii) Sponsor expressly disclaims beneficial ownership of any Fifth Wall Fund II Shares held by Fifth Wall Fund II and (iii) each of the Fifth Wall Members expressly disclaims beneficial ownership of the Fifth Wall Fund II Shares held by the Fifth Wall Fund II. Sponsor, Mr. Wallace, Mr. Mykhaylovskyy and the Fifth Wall Fund II Entities may be deemed to constitute a group within the meaning of Section 13(d)(3)of the Exchange Act, provided that each of them expressly disclaims membership in a group. The address of Sponsor, Mr. Wallace, Mr. Mykhaylovskyy and the Fifth Wall Fund II Entities is 6060 Center Drive, 10th Floor, Los Angeles, CA 90045.
(6)
Opendoor Technologies, Inc. has voting and dispositive power over the shares held by Opendoor Labs Inc. The address for both entities is 410 N. Scottsdale Road, Suite 1600, Tempe, AZ 85281.
(7)
Assurant, Inc. has voting and dispositive power over the shares held by American Bankers Insurance Group, Inc. The address of American Bankers Insurance Group, Inc. is c/o Assurant, Inc., Corporate Secretary’s Office, 11222 Quail Roost Drive, Miami, FL 33157.
(8)
Berry Sternlicht has voting and dispositive power over the shares held by SOF-XII SR Holdings, L.P, as the chairman and chief financial officer of its general partner, SOF-XII SR Holdings GP, L.L.C. The address of SOF-XII SR Holdings, L.P. is 591 West Putman Avenue, Greenwich, CT 06830.
(9)
The address of Energy Impact Fund II LP is 600 Third Avenue, 38th Floor, New York, NY 10016.
(10)
D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, and may be deemed to beneficially own the securities held by D1 Capital Partners Master LP. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the securities held by D1 Capital Partners Master LP. The address of D1 Capital Partners Master LP is c/o D1 Capital Partners L.P., 9 West 57th Street, 36th Floor, New York, NY 10019.
(11)
Eric Butcher has voting and dispositive power over the shares held by Spring Creek Capital, LLC. The address of Spring Creek Capital, LLC is 4111 E. 37th Street N., Wichita, KS 67220.
(12)
Jeffrey S. Elowe has voting and dispositive power over the shares held by Nine Four Ventures, LP. The address of Nine Four Ventures, LP is 30 S. Wacker, Suite 2750, Chicago, IL 60606.
(13)
John Khoury, as the principal of Long Pond Capital, LP, which serves as the investment manager to Long Pond Offshore Master, LP and Long Pond US Master, LP, may direct the vote and disposition of the shares held by Long Pond Offshore Master, LP and Long Pond US Master, LP. The address of each such entity is 527 Madison Avenue, 15th Floor, New York, NY 10022.
(14)
The address for Ryan C. Best is 320 Flower Street, Costa Mesa, CA 92627.
(15)
The address for Connor N. Best is 5829 E Arcadia Lane, Phoenix, Arizona, 85018.
(16)
Mr. Ronald Baron has voting and investment control over the shares held by Baron Growth Fund, and Baron Small Cap Fund. BAMCO, Inc., as the sub-advisor to each of LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio, has voting and investment control over the shares held by LVIP Baron Growth

Opportunities Fund and VY Baron Growth Portfolio. As the principal of BAMCO, Inc., Mr. Baron may additionally be deemed to have beneficial ownership of the shares held by LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio. Mr. Baron disclaims beneficial ownership of all such shares. The address for Baron Growth Fund, Baron Small Cap Fund and BAMCO, Inc. is 767 Fifth Avenue, 49th Fl, New York, NY 10153.
(17)
Castle Hook Partners LP, the investment manager of Castle Hook Master Fund Ltd., has voting and investment power over the shares held by Castle Hook Master Fund Ltd. David Rogers is the Chief Investment Officer, Founding Partner and Managing Member of Castle Hook Partners LP. Castle Hook Master Fund Ltd. and David Rogers each disclaims beneficial ownership of these securities. The address for Castle Hook Master Fund Ltd. is c/o Castle Hook Partners LP 250 West 55th Street, 32nd Floor New York, NY 10019.
(18)
Michael Simanovsky, as managing member of each of Conversant GP Holdings LLC, the general partner of Conversant Opportunity Master Fund LP, and Conversant Capital LLC, the investment manager to Conversant Opportunity Master Fund LP, has voting and investment power over the shares held by Conversant Opportunity Master Fund LP. The address for Conversant Opportunity Master Fund LP is 25 Deforest Ave, 3rd Floor, Summit, NJ 07901.
(19)
The address for David Zelman is 35850 South Woodland Rd., Moreland Hills, Ohio 44022.
(20)
Invitation Homes Inc. has shared voting and dispositive power over the shares held by Invitation Homes Operating Partnership LP. The address for Invitation Homes Operating Partnership LP is 1717 Main Street, Suite 2000, Dallas, TX 75201.
(21)
Michael Germino has voting and investment control over the shares held by Ghisallo Master Fund LP. The address for Ghisallo Master Fund LP is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands KY 1-9008.
(22)
Reflects securities held directly by Blackstone Alternative Multi-Strategy Fund, a series of Blackstone Alternative Investment Funds (“BAMSF”). Blackstone Alternative Investment Advisors LLC (“BAIA”) is the investment manager of BAMSF. Blackstone Holdings I L.P. is the sole member of BAIA. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by BAMSF directly or indirectly controlled by it or him, but each (other than BAMSF to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of such entity is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154.
(23)
Taejo Kim and Cary Kleinman, have shared voting and investment control over the shares held by RETV Grand Avenue Partners, LLC. The address of RETV Grand Avenue Partners, LLC is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA, 90071.
(24)
The address of UDR, Inc. is 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129.
(25)
Essex Property Trust, Inc. has voting and investment control over the shares held by Essex Portfolio, L.P. The address of Essex Portfolio, L.P. is 1100 Park Place, Suite 200, San Mateo, CA 94403.
(26)
Frederick Tuomi, a director of the Company, has voting and dispositive power over the shares held by FCT Fund, LTD as the president of FCT Management, LLC, the General Partner of the FCT Fund. The address of FCT Fund, LTD is c/o SmartRent, Inc., 8665 E. Hartford Drive, Suite 200, Scottsdale, AZ 85255.
(27)
Barry S. Sternlicht has voting and dispositive power over the shares held by JAWS Equity Owner 53, LLC. The address of JAWS Equity Owner 53, LLC is 1601 Washington Avenue, Miami Beach, FL 33140.
(28)
Millennium Management LLC is the general partner of the managing member of Integrated Core Strategies (US) LLC and may be deemed to have shared voting control and investment discretion over the shares owned by Integrated Core Strategies (US) LLC. Millennium Group Management LLC is the managing member of Millennium Management LLC and may also be deemed to have shared voting control and investment discretion over the shares owned by Integrated Core Strategies (US) LLC. The managing member of Millennium Group Management LLC is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over the shares owned by Integrated Core Strategies (US) LLC. The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the shares owned by Integrated Core Strategies (US) LLC. The address of each such entity and Mr. Englander is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.
(29)
Richard W. Selby, Steven K Fowlkes, and Jefferey P. Mazzarella have shared voting and dispositive power over the shares held by RWSC Ventures, GP. The address for RWSC Ventures, GP is 11661 San Vicente Blvd. #510, Los Angeles, CA 90049.
(30)
Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.
(31)
Christian Leone has voting and dispositive power over shares owned by each of Luxor Capital Partners, LP, Luxor Capital Partners Long, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Gibraltar, LP, and Luxor Wavefront, LP as the Portfolio manager of Luxor Capital Group, LP, the Investment Manager of each such entity. The address for such entities is 1114 Avenue of the Americas, 28th Fl, New York, NY 10036.
(32)
Thomas S. Buzzuto, Thomas S. Buzzuto, Jr, and Richard L. Mostyn have shared voting and dispositive power over shares owned by the Chesapeake Insurance Company. The address of the Chesapeake Insurance Company is 701 East Bay Street, Suite 514, Charleston, SC 29403.
(33)
The address for Valley National Bancorp is One Penn Plaza, New York, NY 10119.
(34)
Reflects securities held directly by Blackstone Diversified Multi-Strategy Fund, a sub-fund of Blackstone Alternative Investment Funds PLC (an umbrella fund with segregated liability between sub-funds) (“BXDMS”). BAIA is the investment manager of BXDMS. Blackstone Holdings I L.P. is the sole member of BAIA. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by BXDMS directly or indirectly controlled by it or him, but each (other than BXDMS to the extent of its direct holdings)disclaims beneficial ownership of such securities. The address of each such entity is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154.
(35)
The address for Victor Coleman is 11601 Wilshire Blvd #900, Los Angeles, CA 90025.
(36)
The address for Alana Beard is c/o SmartRent, Inc., 8665 E. Hartford Drive, Suite 200, Scottsdale, AZ 85255.
(37)
The address for Wisdom Lu is 605 S Hudson Ave., Los Angeles, CA 90005.
(38)
The Address for Angela Huang is Nathan Road #12-04 Singapore 248730.

Plan of Distribution

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to an aggregate of 132,632,441 shares of our Class A Common Stock. The shares of Class A Common Stock are listed on the NYSE under the symbol “SMRT.”

We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes the permitted pledgees, donees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement or other agreement with us, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
an over-the-counter distribution in accordance with the rules of the applicable exchange;
•
settlement of short sales entered into after the date of this prospectus;
•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
through a combination of any of the above methods of sale; or
•
any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our Class A Common Stock to be sold, the name of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our Class A Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our Class A Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Class A Common Stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their respective affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Under the Registration Rights Agreement and each Subscription Agreement, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, under the Registration Rights Agreement we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock to be offered and sold pursuant to this prospectus, which we expect to be approximately $0.5 million.

Legal Matters

The validity of the shares of Class A Common Stock offered by this prospectus has been passed upon for us by DLA Piper LLP (US).

Experts

The financial statements of SmartRent, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Where You Can Find More Information; Incorporation by Reference
Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our web site address is www.smartrent.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

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our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 25, 2022;
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our Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 11, 2022 and August 11, 2022, respectively;
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our Current Reports on Form 8-K filed with the SEC on January 11, 2022, March 24, 2022, April 28, 2022, May 18, 2022, and July 25, 2022;
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the description of the Registrant’s securities contained in the Registration Statement on Form 8-A, filed with the Commission on August 24, 2021, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 25, 2022, including any amendments or reports filed for the purpose of updating such description; and
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all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the initial filing date of this registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, and (ii) the date of this prospectus and before the completion of the offering contemplated hereby.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

SmartRent, Inc.

8665 E. Hartford Drive, Suite 200

Scottsdale, Arizona 85255

(480) 606-5100

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.